SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 27, 2007

CAPITAL ONE FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13300	54-1719854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1680 Capital One Drive, McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 720-1000

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

Capital One Financial Corporation (“Capital One” or the “Company”) today announced via press release a broad-based initiative to reduce expenses and improve the competitive cost position of the Company. The initiative includes actions already taken during the second quarter of 2007 in the Company’s US Card, Mortgage Banking, and UK businesses, as well as savings associated with cost synergies from the acquisition of North Fork Bank. A copy of the Company’s press release is attached to this report.

Many of the planned actions leverage the capabilities of recently completed infrastructure projects in several of the company’s businesses. The scope and timing of the expected cost reductions are the result of an ongoing, comprehensive review of operations within and across the Company’s businesses, which began several months ago. The initiative is expected to reduce the operating expense structure of the Company by approximately $700 million pre-tax, with approximately $400 million realized in 2008, and an additional $300 million realized in 2009.

The Company will record one-time charges of approximately $300 million pre-tax over the course of the cost reduction initiative. Approximately $150M of these charges are related to severance benefits, while the remaining charges are associated with items such as contract and lease terminations and consolidation of facilities and infrastructure.

In 2007, expected pre-tax charges related to the cost restructuring initiative are approximately $200 million, including pre-tax charges of approximately $90 million to be taken in the second quarter.

Item 8.01	Other Events.

(a)	Cautionary Factors.

The attached press release and information provided pursuant to Items 2.05 contain forward-looking statements, which involve a number of risks and uncertainties. The Company cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information as a result of various factors including, but not limited to, the following:

•	the success, timeliness and financial impact of the restructuring initiative, including costs, cost savings and other benefits;

•	continued intense competition from numerous providers of products and services which compete with the Company’s businesses;

•	changes in interest rates;

•	the success of the Company’s marketing efforts;

•	an increase or decrease in credit losses (including increases due to a worsening of general economic conditions);

•

the ability of the Company to continue to securitize its credit cards and consumer loans and to otherwise access the capital markets at attractive rates and terms to capitalize and fund its operations and future growth;

•	financial, legal, regulatory, accounting changes or actions that may affect investment in, or the overall performance of, a product or business;

•	general economic conditions affecting consumer income, spending and savings which may affect consumer bankruptcies and defaults, charge-offs, and deposit activity;

•

with respect to financial and other products, changes in the Company’s aggregate loan balances and/or number of customers and the growth rate and composition thereof, including changes resulting from factors such as shifting product mix, amount of actual marketing expenses made by the Company and attrition of loan balances;

•	the amount of deposit growth;

•	general economic conditions in the mortgage industry;

•	changes in the reputation of the credit card industry and/or the Company with respect to practices or products;

•	any significant disruption in our operations or technology platform;

•	the Company’s ability to maintain a compliance infrastructure suitable for its size and complexity;

•	the amount of, and rate of growth in, the Company’s expenses as the Company’s business develops or changes or as it expands into new market areas;

•	the ability of the Company to build the operational and organizational infrastructure necessary to engage in new businesses;

•	the Company’s ability to execute on its strategic and operational plans;

•	any significant disruption of, or loss of public confidence in, the United States Mail service affecting our response rates and consumer payments;

•	the ability of the Company to recruit and retain experienced personnel to assist in the management and operations of new products and services;

•	the risk that North Fork Bank will not be integrated successfully;

•	the risk that the cost savings and any other synergies from the North Fork Bank acquisition may not be fully realized or may take longer to realize than expected;

•	disruption from the acquisitions making it more difficult to maintain relationships with customers, employees or suppliers; and

•

other risk factors listed from time to time in the Company’s SEC reports including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release issued by the Company, dated June 27, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION

Date: June 27, 2007		/s/ Gary L. Perlin
	Name:	Gary L. Perlin
	Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by the Company, dated June 27, 2007.

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